Exhibit 99.1


                  WYNN RESORTS COMPLETES COMMON STOCK OFFERING

LAS VEGAS - (BUSINESS WIRE) - November 15, 2004 - Wynn Resorts, Limited (Nasdaq:WYNN) announced the completion of an underwritten public offering of 7,500,000 shares of its common stock at a price of $60.43 per share. The net proceeds to Wynn Resorts, after deducting discounts and commissions and estimated expenses, were approximately $453.0 million.

Deutsche Bank Securities Inc. acted as sole book-running manager of the offering.

Wynn Resorts intends to use the net proceeds from the offering to repay or reduce indebtedness, for the development of its Encore at Wynn Las Vegas and Wynn Macau projects, or for general corporate purposes.

The shares were issued pursuant to an effective shelf registration on file with the Securities and Exchange Commission. A prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC's website at www.sec.gov. Copies of the prospectus supplement relating to the offering may be obtained from Deutsche Bank Securities Inc., Attn: Syndicate, 60 Wall Street, 4th Floor, New York, New York 10005.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains "forward-looking statements" within the meaning of the federal securities laws. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results to differ from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the company's future results is included under the caption "Risk Factors" in Item 1 of Wynn Resorts' annual report on Form 10-K for the year ended December 31, 2003.

SOURCE: Wynn Resorts, Limited

CONTACT:

Wynn Resorts, Limited
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com